EXHIBIT 23.3

November 16, 2001



Independent Auditors' Consent

The Board of Directors
Inter Parfums Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Inter Parfums Inc. of our report dated March 19, 2001, with respect to the consolidated balance sheets of Inter Parfums Holding S.A. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period, ended December 31, 2000, and all related financial statement schedules, which report appears in the December 31, 2000, annual report on Form 10-K of Inter Parfums Inc..

Paris La Defense, November 16, 2001

KPMG Audit
A DIVISION OF KPMG S.A.



/s/ Rene Amirkhanian
PARTNER


                                     II-11